Exhibit 10.35

Date:    November 13, 2000

From:    Steven G. Singer

To:      G. Gerald Goldsmith

Re:      Patrick Gentile Bonus

Dear Gerry,

Subject to your approval, I have reached an agreement with Patrick Gentile regarding bonuses covering 1999, 2000, the bankruptcy process, and future incentive compensation. We have agreed that in 1999 and 2000, no personal objectives were established, and that it is therefore impossible to assert that they have been met. We have agreed that Pat's contributions to the restructuring process have been significant, and deserving of bonus compensation. And we have agreed that it is desirable to create a revised bonus structure for the future.

Therefore, we agree as follows:

     o    A one-time lump sum stay bonus of $75,000 will be paid presently.

     o Starting January 1, 2001, Pat's employee loan will be forgiven over 3 years, both as a bonus and as an offset of all claims asserted by him in the bankruptcy for earned but unpaid bonus in prior years.

     o Pat will be included in the Restructuring Bonus Pool in an amount equal to $100,000, payable in the same manner and at the same time as all other pay-outs under the pool.

     o Pat agrees that all future bonuses (including any contractual or Challenge 2000 bonus) will be replaced by any Compensation Committee approved "incentive bonus" program, at a target bonus level commensurate with other senior managers of the company.

          As previously discussed, I anticipate proposing a largely objective incentive-based bonus plan, which sets a target bonus for all senior employees, and determines the percentage of that target met based on objective criteria, plus a small discretionary component. For example, the plan might assign Employee X a 40% target bonus, based 1/4 on the company meeting budgeted EBITDA, 1/4 on meeting budgeted top line, 1/4 on meeting budgeted cash flow, and 1/4 on discretionary factors.

          The plan might also include "super-achievement" objectives, for example awarding 150% of the EBITDA portion of the bonus if EBITDA exceeds budget by 25%.

Pat expressly waives any other claim for bonus compensation through December 31, 2000.

Except as set forth above, Pat's current Employment Agreement, which was ratified by the Bankruptcy Court, will remain in full force and effect.

If you find this resolution acceptable, kindly indicate that below and authorize the payment to Pat of $75,000 as soon as possible.

All the best,

S/S.Singer

AGREED:                                              AGREED:

                                                     S/Patrick Gentile

G. Gerald Goldsmith                                  Patrick Gentile